Exhibit 10.1
EXECUTION VERSION

Deal CUSIP No.: 04315HAK0 Revolver CUSIP No.: 04315HAL8
CREDIT AGREEMENT

Dated as of September 23, 2026
among
ARTISAN PARTNERS HOLDINGS LP,
as the Borrower,
THE GUARANTORS FROM TIME TO TIME PARTY HERETO,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
and
BANK OF AMERICA, N.A.,
as the Administrative Agent and the L/C Issuer,

CITIBANK, N.A.,
as the Syndication Agent
BOFA SECURITIES, INC.,
CITIBANK, N.A.,
and
ROYAL BANK OF CANADA
as the Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Section    Page
1.01    Defined Terms    1
1.02    Other Interpretive Provisions    27
1.03    Accounting Terms    28
1.04    Rounding    28
1.05    Times of Day    28
1.06    Interest Rates    28
1.07    Letter of Credit Amounts    29
ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS    29
2.01    Committed Loans    29
2.02    Borrowings, Conversions and Continuations of Committed Loans    29
2.03    Letters of Credit    31
2.04    [Reserved]    39
2.05    Prepayments    39
2.06    Termination or Reduction of Aggregate Commitments    40
2.07    Repayment of Loans    40
2.08    Interest    40
2.09    Fees    41
2.10    Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate    42
2.11    Evidence of Debt    42
2.12    Payments Generally; Administrative Agent’s Clawback    43
2.13    Sharing of Payments by Lenders    45
2.14    Increase in Aggregate Commitments    45
2.15    Defaulting Lenders    47
2.16    Cash Collateral    49
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY    50
3.01    Taxes    50
3.02    Illegality    54
3.03    Inability to Determine Rates    54
3.04    Increased Costs.    57
3.05    Compensation for Losses    58
3.06    Mitigation Obligations; Replacement of Lenders    58
3.07    Survival    59
ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS    59
4.01    Conditions to Effectiveness and Initial Credit Extension    59
4.02    Conditions to all Credit Extensions    60
ARTICLE V REPRESENTATIONS AND WARRANTIES    61
5.01    Existence and Standing    61
5.02    Authorization and Validity    61
5.03    No Conflict; Consents.    61
5.04    Compliance with Laws; Environmental and Safety Matters    61
    i

5.05    Financial Statements    62
5.06    No Material Adverse Change    62
5.07    Subsidiaries; Guarantors    62
5.08    Litigation; Contingent Obligations    62
5.09    Margin Regulations    62
5.10    Investment Company Act    63
5.11    Taxes    63
5.12    ERISA    63
5.13    Accuracy of Information    63
5.14    Anti-Corruption Laws and Sanctions    64
5.15    Beneficial Ownership Certification    64
ARTICLE VI AFFIRMATIVE COVENANTS    64
6.01    Conduct of Business; Maintenance of Ownership of Subsidiaries and Maintenance of Properties    64
6.02    Insurance    65
6.03    Compliance with Laws and Payment of Material Obligations, and Taxes    65
6.04    Financial Statements, Reports, etc    65
6.05    Notices of Material Events    67
6.06    Books and Records; Access to Properties and Inspections    68
6.07    Use of Proceeds    68
6.08    Additional Guarantors    68
ARTICLE VII NEGATIVE COVENANTS    69
7.01    Indebtedness    69
7.02    Liens    70
7.03    Fundamental Changes    70
7.04    Asset Sales    71
7.05    Transactions with Affiliates    72
7.06    Limitation on Restricted Payments    73
7.07    Limitation on Amendments    75
7.08    Limitation on Investments in Subsidiaries    75
7.09    Financial Covenants    76
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES    76
8.01    Events of Default    76
8.02    Remedies Upon Event of Default    78
8.03    Application of Funds    79
ARTICLE IX ADMINISTRATIVE AGENT    79
9.01    Appointment and Authority    80
9.02    Rights as a Lender    80
9.03    Exculpatory Provisions    80
9.04    Reliance by Administrative Agent    81
9.05    Delegation of Duties    81
9.06    Resignation of Administrative Agent    81
9.07    Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders    83
9.08    No Other Duties, Etc    83

9.09    Administrative Agent May File Proofs of Claim    84
9.10    Guaranty Matters    84
9.11    Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements    84
9.12    Certain ERISA Matters    85
9.13    Recovery of Erroneous Payments    86
ARTICLE X CONTINUING GUARANTY    86
10.01    Guaranty    86
10.02    Rights of Lenders    86
10.03    Certain Waivers    87
10.04    Obligations Independent    87
10.05    Subrogation    87
10.06    Termination; Reinstatement    87
10.07    Stay of Acceleration    87
10.08    Condition of Borrower    88
10.09    Appointment of Borrower    88
10.10    Rights of Contribution    88
10.11    Keepwell    88
ARTICLE XI MISCELLANEOUS    88
11.01    Amendments, Etc    88
11.02    Notices; Effectiveness; Electronic Communication    90
11.03    No Waiver; Cumulative Remedies; Enforcement    92
11.04    Expenses; Indemnity; Damage Waiver    93
11.05    Payments Set Aside    94
11.06    Successors and Assigns    95
11.07    Treatment of Certain Information; Confidentiality    99
11.08    Right of Setoff    100
11.09    Interest Rate Limitation    100
11.10    Integration; Effectiveness    101
11.11    Survival of Representations and Warranties    101
11.12    Severability    101
11.13    Replacement of Lenders    101
11.14    Governing Law; Jurisdiction; Etc    102
11.15    Waiver of Jury Trial    103
11.16    Subordination    103
11.17    No Advisory or Fiduciary Responsibility    104
11.18    Electronic Execution; Electronic Records; Counterparts    104
11.19    USA PATRIOT Act    105
11.20    ENTIRE AGREEMENT    105
11.21    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    106
11.22    Acknowledgement Regarding Any Supported QFCs    106

SCHEDULES
1.01    Existing Letters of Credit
2.01    Commitments and Applicable Percentages
5.07(a)    Subsidiaries
5.07(b)    Guarantors
7.01    Existing Indebtedness
7.02    Existing Liens
11.02    Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS
A    Form of Committed Loan Notice
B    Form of Note
C    Form of Compliance Certificate
D    Form of Assignment and Assumption
E-1    Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
E-2    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
E-3    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
E-4    Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
F    Form of Notice of Loan Prepayment

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is entered into as of September 23, 2026, among ARTISAN PARTNERS HOLDINGS LP, a Delaware limited partnership (the “Borrower”), the Guarantors from time to time party hereto, the Lenders from time to time party hereto, and BANK OF AMERICA, N.A., as the Administrative Agent and the L/C Issuer.
The Borrower has requested that the Lenders and the L/C Issuer provide credit facilities and letters of credit, as applicable, for the purposes set forth herein, and the Lenders and the L/C Issuer are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
Article I

DEFINITIONS AND ACCOUNTING TERMS
1.01Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Audited Financial Statements” means the annual audited financial statements of the Borrower and its Subsidiaries on a consolidated basis which include the balance sheet as at the end of the fiscal year ended December 31, 2025 and the related statements of operations, changes in partners’ equity and cash flows for such fiscal year.
“Acquisition” means the acquisition, whether through a single transaction or a series of related transactions, of (a) a majority of the voting stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest, or (b) assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in any form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means, as of any date of determination, the aggregate Commitments of the Lenders to make Loans as of such date. The Aggregate Commitments on the Closing Date is $150,000,000.

“Agreement” means this Credit Agreement.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery, corruption or money laundering, including the U.S. Foreign Corrupt Practices Act.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Percentage” means, in respect of the Aggregate Commitments, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment as provided in Section 2.15. If the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender in respect of the Aggregate Commitments most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender in respect of the Aggregate Commitments is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.04(c).

Pricing Tier	Consolidated Leverage Ratio	Term SOFR Loans, Daily Floating Term SOFR Loans, and Letter of Credit Fees	Base Rate Loans	Commitment Fee
1	≤ 1.00:1.00	1.25%	0.25%	0.125%
2	> 1.00:1.00 but ≤ 1.50:1.00	1.50%	0.50%	0.175%
3	> 1.50:1.00 but ≤ 2.00:1.00	1.75%	0.75%	0.225%
4	> 2.00:1.00	2.00%	1.00%	0.275%
(a)
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(c); provided, that, if a Compliance Certificate is not delivered when due in accordance with Section 6.04(c), then Pricing Tier 4 shall apply as of the first (1st) Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first (1st) Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.04(c), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Leverage Ratio contained in such Compliance Certificate. Notwithstanding anything to the contrary contained in this definition, (a) the Applicable Rate in effect from the Closing Date to (but not including) the first (1st) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.04(c) for the fiscal quarter ending September 30, 2026 shall be determined based upon Pricing Tier 1 and (b) the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. For purposes of this definition, “fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Arrangers” means, collectively, BofA Securities, Inc., Citibank, N.A., and Royal Bank of Canada, in their capacities as joint lead arrangers and joint bookrunners.
“Artisan Partners Asset Management Inc.” means Artisan Partners Asset Management Inc., a Delaware corporation, that is the General Partner of the Borrower or any successor entity that is a domestic Affiliate and a public company regardless of the legal name of the entity.
“Artisan Partners LP” means Artisan Partners Limited Partnership, a Delaware limited partnership.
“ASC 810” means FASB ASC Topic 810, Consolidation, as such standard relates to the consolidation of variable interest entities.
“ASC 842” means FASB ASC Topic 842, Leases.
“Asset Sale Proceeds” has the meaning assigned to such term in Section 2.06.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent in its reasonable discretion.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, (c) Term SOFR plus 1.00%, and (d) 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a), (b), and (d) of this definition and shall be determined without reference to clause (c) of this definition.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification made by the Borrower under this Agreement and delivered to the Administrative Agent for the benefit of the Lenders regarding beneficial ownership required by the Beneficial Ownership Regulation, in a form promulgated by the Loan Syndications & Trading Association (LSTA) or otherwise reasonably acceptable to the Borrower and the Administrative Agent.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.04.
“Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Term SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located.
“Cash Collateral Account” has the meaning specified in Section 2.03(q).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the L/C Issuer and/or (c) or, if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” has a meaning correlative to the foregoing and includes the proceeds of such cash collateral and other credit support.
“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.
“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (on the Closing Date or otherwise), is a party to a Cash Management Agreement, in each case, in its capacity as a party to such Cash Management Agreement.

“Change in Control” means the occurrence of any of the following events: (a) Artisan Partners Asset Management Inc., or any Permitted General Partner, shall cease to be the general partner of the Borrower, (b) any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder), other than the Permitted Owners or a group consisting solely of Permitted Owners, shall acquire or hold, directly or indirectly, beneficially or of record, Equity Interests in Artisan Partners Asset Management Inc. representing more than 35% of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc. (the percentage of such aggregate voting power attributable to the Equity Interests acquired or held by such Person or group being the “Relevant Percentage”) and at such time the Permitted Owners do not own, directly or through wholly owned entities, Equity Interests in Artisan Partners Asset Management Inc. collectively representing more than the Relevant Percentage of the aggregate voting power represented by all issued and outstanding Equity Interests in Artisan Partners Asset Management Inc., or (c) any “Change in Control” as defined in the Unsecured Notes Documents (or similar event, however denominated).
“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Class A Limited Partners” means, at any time those Persons whose investment in the Borrower is designated as Class A common units, pursuant to the Partnership Agreement at such time.
“Class B Limited Partners” means, at any time those Persons whose investment in the Borrower is designated as Class B common units, pursuant to the Partnership Agreement at such time.
“Class D Limited Partners” means, at any time those Persons whose investment in the Borrower is designated as Class D common units, pursuant to the Partnership Agreement at such time.
“Closing Date” means September 23, 2026.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“CME” means CME Group Benchmark Administration Limited.
“Commitment” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrower pursuant to Section 2.01 and (b) purchase participations in L/C Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Committed Loan” has the meaning specified in Section 2.01.
“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Term SOFR Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Communication” means this Agreement, any other Loan Document, and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Conforming Changes” means, with respect to the use, administration of or any conventions associated with Daily Floating Term SOFR, SOFR, Term SOFR, or any proposed Successor Rate, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Floating Term SOFR, SOFR”, “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, technical, administrative or operational amendments to the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, with respect to any period, (a) Consolidated Net Income for such period, plus (b) without duplication and to the extent deducted in calculating such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) provision for taxes based on income, profits or capital of the Borrower, including state, local, city or franchise and similar taxes (including payroll taxes paid by employers that are based on the income of the Borrower or the Subsidiaries), for such period, (iii) consolidated depreciation expense and amortization expense for such period, (iv) any extraordinary or nonrecurring charges for such period, (v) nonrecurring charges or expenses related to the Transactions or the issuance of the Unsecured Notes, (vi) any non-cash compensation expense (including any mark-to-market losses) resulting from any grant of Equity Interests of the Borrower or its subsidiaries pursuant to a Grant Agreement or resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation―Stock Compensation, (vii) distributions by an Equity Participation Subsidiary, to the extent such distributions are required to be accounted for as expense under GAAP, (viii) mark-to-market expenses on Deferred Compensation Obligations, to the extent such expenses are offset by investment gains on Deferred Compensation Assets, (ix) all other non-cash charges and non-cash expenses of the Borrower or its subsidiaries (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash expenditures in any future period) and (x) any realized or unrealized losses on investments, minus (c) without duplication and to the extent included in determining such Consolidated Net Income, (i) any extraordinary gains for such period, (ii) any non-cash items of income for such period (other than accruals of revenue in the ordinary course of business), including any mark-to-market gains on Equity Interests of the Borrower or its subsidiaries granted pursuant to a Grant Agreement or resulting from the application of Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation, (iii) mark-to-market gains on Deferred Compensation Obligations, to the extent such gains are offset by investment losses on Deferred Compensation Assets, and (iv) any realized or unrealized gain on investments.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period, to (b) Consolidated Interest Expense for such period.
“Consolidated Interest Expense” means, with respect to any period, (a) in the calculation of Consolidated EBITDA, the total interest expense of the Borrower and the Subsidiaries on a consolidated basis for such period, and (b) in the calculation of Consolidated Interest Coverage Ratio, the total cash interest expense of the Borrower and the Subsidiaries on a consolidated basis for such period, in each case determined in accordance with GAAP; provided, that, to the extent otherwise included pursuant to clauses (a) and (b) of this definition, there shall be excluded, for the avoidance of doubt, amounts attributable (i) to obligations of, or payments made by, Investment Vehicles and (ii) interest associated with ASC 842.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness as of such date, to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters of the Borrower most recently ended on or prior to such date.
“Consolidated Net Income” means, with respect to any period, the net income of the Borrower and its subsidiaries on a consolidated basis for such period, determined in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person in which any other Person (other than the Borrower or any Wholly-Owned Subsidiary or any director holding qualifying shares in compliance with applicable law) owns an Equity Interest or, for the avoidance of doubt, of any Investment Vehicle, except to the extent such income or loss is attributed to the interest therein of the Borrower, any of the Wholly-Owned Subsidiaries or non-controlling interests in any Equity Participation Subsidiaries during such period and (b) adjustments to net income attributable to the early extinguishment of debt, swaps or derivatives.
“Consolidated Total Indebtedness” means, as of any date, the aggregate amount of all Indebtedness of the Borrower and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet of the Borrower and the Subsidiaries prepared on a consolidated basis as of such date in accordance with GAAP; provided, that, to the extent otherwise included, Consolidated Total Indebtedness shall exclude (a) all Investment Vehicle Indebtedness, and (b) Deferred Compensation Obligations to the extent Deferred Compensation Assets are held to pay such Deferred Compensation Obligations as they come due.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following: (a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 11.22.
“Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Loans and such Lender’s participation in L/C Obligations at such time.
“Credit Extension” means each of the following: (a) any Borrowing and (b) any L/C Credit Extension.
“Daily Floating Term SOFR” means, for any interest calculation with respect to a Daily Floating Term SOFR Loan on any date, a fluctuating rate of interest, which can change on each Business Day, equal to the Term SOFR Screen Rate, two (2) U.S. Government Securities Business Days prior to such day, with a term equivalent to one (1) month beginning on that date (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Daily Floating Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto); provided, that, if Daily Floating Term SOFR would otherwise be less than zero, Daily Floating Term SOFR shall be deemed zero for purposes of this Agreement.

“Daily Floating Term SOFR Loan” means a Committed Loan that bears interest at a rate based on the definition of “Daily Floating Term SOFR”.
“Daily Simple SOFR” with respect to any applicable determination date means the SOFR published on such date on the Federal Reserve Bank of New York’s website (or any successor source).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, administration, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by Applicable Law.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means, subject to Section 2.15(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) of this definition, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, and each other Lender promptly following such determination.

“Deferred Compensation Assets” means assets included in a trust established by the Borrower or a subsidiary of the Borrower or assets otherwise so designated by a Financial Officer, in each case, to pay Deferred Compensation Obligations as they come due.
“Deferred Compensation Obligations” means deferred compensation obligations of the Borrower or a subsidiary of the Borrower owed to a current or former employee or partner.
“Disclosed Matter” means the existence or occurrence of any matter which has been disclosed by the Borrower on any of the Schedules hereto or in Artisan Partners Asset Management Inc.’s Form 10-K for the fiscal year ended December 31, 2025, Form 10-Q for the quarterly period ended March 31, 2026, Form 10-Q for the quarterly period ended June 30, 2026 or Form 8-K dated August 11, 2026; provided, that, all risk factors, projections and other forward-looking statements contained in any such filings shall be disregarded for purposes of determining the Disclosed Matter.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia, except if it owns one or more “controlled foreign corporations,” either directly or indirectly through other entities that are disregarded entities or partnerships for U.S. Federal income tax purposes, and it and all such entities have no material assets (excluding equity interests in each other) other than equity interests of such “controlled foreign corporations”.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 11.18.
“Electronic Record” has the meaning assigned to it by 15 USC §7006
“Electronic Signature” has the meaning assigned to it by 15 USC §7006.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources or the management, release or threatened release of any Hazardous Material.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in limited liability companies, beneficial interests in trusts or other equity ownership interests in any Person. For the avoidance of doubt, contingent value rights shall not be considered “Equity Interests” for purposes of this definition.
“Equity Participation Subsidiary” means a Domestic Subsidiary of the Borrower which is a limited partnership where (a) the Borrower or any Wholly-Owned Subsidiary is the sole general partner and (b) the only limited partners of such Equity Participation Subsidiary other than the Borrower, if any, are current or former employees or partners of the Borrower or any Subsidiary.
“Equity Participation Subsidiary Transaction” means any transaction or series of transactions whereby (a) the Borrower contributes its limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in exchange for 100% of the limited partnership interests of any such Equity Participation Subsidiaries, (b) the Borrower or any Wholly-Owned Subsidiary becomes the general partner of such Equity Participation Subsidiary, and (c) each Equity Participation Subsidiary issues limited partnership interests in such Equity Participation Subsidiary to certain employees or partners of the Borrower or its subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to meet the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; or (h) any Non-U.S. Plan Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 8.01.
“Excluded Subsidiary” means (a) any Domestic Subsidiary other than (i) Artisan Partners LP, (ii) any Wholly-Owned Subsidiary that (A) at any time has consolidated assets, determined in accordance with GAAP, in excess of $5,000,000, or (B) receives fees for managing or advising (including as a subadvisor) mutual funds or separately managed investment accounts and has assets under management in an amount equal to or greater than $1,000,000,000 as of the end of any calendar quarter, (iii) any Equity Participation Subsidiary, and (iv) any other Domestic Subsidiary that the Borrower has elected to join as a Guarantor, and (b) any Foreign Subsidiary. Notwithstanding anything herein to the contrary, if any Guarantor would otherwise become an Excluded Subsidiary pursuant to clause (ii) of this definition because it is no longer a Wholly-Owned Subsidiary, such Guarantor shall not be an Excluded Subsidiary and shall not be permitted to be released from its obligations under the Guaranty or any other Loan Document as a result thereof unless (1) after giving effect to such release and the consummation of any concurrent transactions on a pro forma basis, the Loan Parties would be permitted to make Investments in such Person in an amount equal to the fair market value of any and all Investments then held by the Loan Parties in such Person and if this clause (1) is applicable, the Loan Parties shall be deemed to have made such Investments in such Person on the date of such release for purposes of this Agreement and (2) such transaction shall have been entered into for a bona fide business purpose with any Person that is not an Affiliate of any Loan Party and not, for the avoidance of doubt, for the purpose of causing the release of its Guaranty.
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.11 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or a Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or a Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(b) or (d), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired an applicable interest in a Loan or a Commitment or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g), and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Second Amended and Restated Five-Year Revolving Credit Agreement, dated as of August 16, 2022, among the Borrower, the lenders party thereto, and Citibank, N.A., as administrative agent.
“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01.
“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto satisfactory to the Administrative Agent and the L/C Issuer shall have been made).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that, if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means the letter agreement, dated as of August 17, 2026, among the Borrower and Bank of America.
“Finance Lease Obligations” of any Person means the obligations of such person under any lease that meets the criteria of a finance lease (as defined by ASC 842) and would be capitalized on a balance sheet of such person prepared in accordance with GAAP, and the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Financial Officer” means the chief executive officer, chief financial officer or chief accounting officer of the Borrower or the General Partner of the Borrower.
“Foreign Lender” means a Lender that is not a U.S. Person.
(b)“Foreign Subsidiary” means (a) each Subsidiary that is a “controlled foreign corporation” for purposes of the Code, (b) each subsidiary of any such controlled foreign corporation and (c) any other Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations (determined based on the Aggregate Commitments) other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“General Partner” means Artisan Partners Asset Management Inc. or any Permitted General Partner, acting as the general partner of the Borrower.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (d) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Guaranteed Cash Management Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.
“Guaranteed Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank. For the avoidance of doubt, a holder of Obligations in respect of Guaranteed Hedge Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.
“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.
“Guaranteed Obligations” has the meaning specified in Section 10.01.
“Guarantors” means, collectively, (a) with respect to the obligations of the Borrower, the Subsidiaries of the Borrower who are party to this Agreement on the Closing Date, or who may from time to time, pursuant to Section 6.08 or otherwise, become parties to this Agreement, and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party under any Guaranteed Hedge Agreement or any Guaranteed Cash Management Agreement and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.
“Guaranty” means, collectively, the Guarantee made by the Guarantors under Article X in favor of the Guaranteed Parties, together with each other guaranty, joinder agreement, or supplement delivered pursuant to Section 6.08.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that (a) at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender or (b) at the time it (or its Affiliate) becomes a Lender (on the Closing Date or otherwise), is a party to a Swap Contract not prohibited under Article VI or VII, in each case, in its capacity as a party to such Swap Contract.
“Incremental Commitments Increase” has the meaning specified in Section 2.14(a).

“Incremental Commitments Increase Agreement” has the meaning specified in Section 2.14(d).

“Incremental Commitments Increase Effective Date” has the meaning specified in Section 2.14(b).

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person (i) for the payment of borrowed money or (ii) evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements, (b) all Finance Lease Obligations of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding current accounts payable and accrued expenses incurred in the ordinary course of business), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all Indebtedness of others secured by a Lien on any assets of such Person, whether or not such Indebtedness is assumed by such Person, (f) all obligations in respect of letters of credit (if drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances, and (g) all Guarantees of payment or collection of any obligation described in clauses (a), (b), (c), (d), (e), and (f) above of any other Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, “Indebtedness” shall not include (i) amounts characterized under GAAP as capital contributions by the Borrower or a Subsidiary to a Subsidiary or an Affiliate, notwithstanding that such amounts may be subject to a clawback or other recoupment provision in any transfer pricing arrangement or agreement that governs the allocation of profits among them for purposes of income taxation in the countries in which they operate or (ii) any earn-out obligation until such obligation has not been paid within fifteen (15) days after becoming due and payable, and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP. For the avoidance of doubt, “Indebtedness” shall not include (A) any amounts characterized as liabilities under GAAP that relate to or result from the issuance or grant of Equity Interests in the Borrower or its Subsidiaries; provided, that, neither the Borrower nor any Subsidiary is obligated to redeem such Equity Interests for cash, or (B) any lease obligations recorded as liabilities pursuant to ASC 842 that do not meet the definition of a “Finance Lease Obligation”.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) of this definition, Other Taxes.
“Indemnitees” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.07.
“Interest Payment Date” means, (a) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, that, if any Interest Period for a Term SOFR Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or any Daily Floating Term SOFR Loans, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Term SOFR Loan, the period commencing on the date such Term SOFR Loan is disbursed or converted to or continued as a Term SOFR Loan and ending on the date one (1), three (3), or six (6) months thereafter, as selected by the Borrower in its Committed Loan Notice (in the case of each requested Interest Period, subject to availability); provided, that:
(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)any Interest Period pertaining to a Term SOFR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)no Interest Period shall extend beyond the Maturity Date.

“Interim Financial Statements” means the unaudited financial statements of the Borrower and its Subsidiaries on a consolidated basis which include the balance sheet as at the end of the fiscal quarter ended June 30, 2026 and the related statements of operations and cash flows for such fiscal quarter.
“Investment” by any Person in any other Person means (a) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (b) any direct or indirect purchase or other acquisition of any Equity Interest, bond, note, debenture or other debt or equity security or evidence of Indebtedness, or any other ownership interest (including, any option, warrant or any other right to acquire any of the foregoing), issued by such other Person, whether or not such acquisition is from such or any other Person, (c) without duplication, any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee, or (d) any other investment of cash or other property by such Person in or for the account of such other Person.
“IRS” means the United States Internal Revenue Service.
“Investment Vehicle” means any entity, fund (including feeder funds) or account the purpose or function of which is to develop or maintain an investment strategy; provided, that, the Borrower or a Subsidiary serves as investment adviser for such investment entity, fund or strategy, or as general partner, sponsor, distributor, promoter, managing member or other similar role of such entity, fund or account.
“Investment Vehicle Indebtedness” means the Indebtedness of any Investment Vehicle that is limited in recourse solely to the assets of such Investment Vehicle.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means any payment made by the L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” means Bank of America, in its capacity as issuer of Letters of Credit, or any successor issuer thereof.
“L/C Obligations” means, as at any date of determination, (a) the aggregate amount available to be drawn under all outstanding Letters of Credit, plus (b) the aggregate amount of all Unreimbursed Amounts. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement, and their successors and assigns.
“Lender Party” means each of the Lenders and the L/C Issuer.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any standby letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Fee” has the meaning specified in Section 2.03(l).
“Letter of Credit Sublimit” means, as of any date of determination, an amount equal to the lesser of (a) $10,000,000, and (b) the amount of the Aggregate Commitments as of such date. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.
“Leverage Increase Period” has the meaning specified in Section 7.09(a).
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
(d)“Limited Partner” means a Class A Limited Partner, Class B Limited Partner or Class D Limited Partner of the Borrower.
(e)“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.
“Loan Documents” means this Agreement, each Note, the Fee Letter, each Incremental Commitments Increase Agreement, any joinder documents delivered pursuant to Section 6.08, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16, and any amendments, modifications or supplements hereto or to any other Loan Document or waivers hereof or to any other Loan Document (but, for the avoidance of doubt, specifically excluding Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements).
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Margin Stock” has the meaning given such term under Regulation U.
“Material Adverse Effect” means a material adverse effect on (a) the business, affairs, financial condition, assets, properties, or operations of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under any Loan Document or to complete the Transactions in any material respect or (c) the validity or enforceability of any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans) or obligations in respect of one or more Swap Contracts, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the

“principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Contract at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Contract were terminated at such time.
“Maturity Date” means September 23, 2031; provided, that, if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.
“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).
“Non-Reimbursement Notice” has the meaning specified in Section 2.03(f).
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Borrower or any Subsidiary primarily for the benefit of employees of the Borrower or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Non-U.S. Plan Event” means (a) the aggregate present value of unfunded liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (b) the failure to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders, (c) the winding up or involuntary termination of a Non-U.S. Plan or (d) the imposition on the Borrower or any Subsidiary of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit F or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“NYSE” has the meaning assigned to such term in Section 6.04(a).
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Guaranteed Cash Management Agreement, or Guaranteed Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, that, without limiting the foregoing, (a) the Obligations include (i) the obligation to pay principal, interest, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (ii) the obligation of the Loan Parties to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Loan Parties and (b) the Obligations shall exclude any Excluded Swap Obligations.
“Organization Documents” means: (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (d) with respect to all entities, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); and (e) with respect to all entities, any agreement among the holders of the Equity Interests of such entity concerning the organization, operation, governance or management of such entity or the rights and obligations of such holders.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.13).
“Outstanding Amount” means (a) with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).
“Partners” means, at any time, the General Partner and the Limited Partners of the Borrower at such time.
“Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of the Borrower, which may be amended and/or restated from time to time in accordance with Section 7.07.
“PATRIOT Act” has the meaning specified in Section 11.19.
“PBGC” means the Pension Benefit Guarantee Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:

(f)Liens imposed by law for taxes, assessments, or other governmental charges or levies that are not overdue for more than 30 days, are being contested in compliance with Section 6.03, or, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
(g)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.03;
(h)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or similar regulations;
(i)deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature and for contested taxes and import duties, in each case in the ordinary course of business;
(j)judgment liens in respect of judgments that do not constitute an Event of Default;
(k)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
(l)leases, subleases, licenses and sublicenses granted to others in the ordinary course of business; and
(m)Liens in favor of customs and revenue authorities arising as a matter of law;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted General Partner” means any direct or indirect wholly owned domestic subsidiary of Artisan Partners Asset Management Inc.
“Permitted Owners” means (a) Artisan Investment Corporation (or any successor entity thereto that is Controlled by Andrew A. Ziegler and Carlene M. Ziegler), (b) employees of the Borrower and its Controlled Affiliates and (c) those Persons who as of the Closing Date are the Class A Limited Partners, the Class B Limited Partners and the Class D Limited Partners (excluding in the case of this clause (c), any investors (who are not otherwise Permitted Owners) in venture capital funds or private equity funds that held Class A Limited Partner interests on the Closing Date).
“Person” or “person” means any natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, company, custodian, nominee, or any other individual, entity, or organization in its own or any representative capacity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning specified in Section 6.04.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.04.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 11.22.
“Qualified Acquisition” means an Acquisition (or series of related Acquisitions consummated in any six (6)-month period) that is designated by the Borrower to the Administrative Agent as a “Qualified Acquisition” and for which the aggregate consideration is at least $150,000,000; provided, that, for any such Acquisition (or series of such related Acquisitions) to qualify as a “Qualified Acquisition,” the Administrative Agent shall have received, prior to, or concurrently with, the consummation of such Acquisition or series of such related Acquisitions, a certificate from a Financial Officer or other officer reasonably acceptable to the Administrative Agent of the Borrower certifying that such Acquisition or series of such related Acquisitions meet the criteria set forth in this definition and notifying the Administrative Agent that the Borrower has elected to treat such Acquisition or series of such Acquisitions as a “Qualified Acquisition”.
“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer, or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Register” has the meaning specified in Section 11.06(c).
“Regulation D” means Regulation D of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the FRB as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to a L/C Credit Extension, a Letter of Credit Application.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided, that, the amount of any participation in any Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the L/C Issuer in making such determination.
“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, (a) a Financial Officer, treasurer, assistant treasurer, general counsel, controller, chief investment officer, chief operating officer, or chief compliance officer of such Person or the General Partner of such Person, (b) solely for purposes of the delivery of incumbency certificates for purposes of this Agreement and the other Loan Documents, the secretary or any assistant secretary of such Person or the General Partner of such Person, and (c) solely for purposes of notices given pursuant to Article II, any other officer or employee of such Person or the General Partner of such Person that is designated by any officer of such Person or the General Partner of such Person identified in clause (a) or clause (b) of this definition (i) in a notice to the Administrative Agent, or (ii) pursuant to an agreement entered into between such Person or the General Partner of such Person and the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person. To the extent requested by the Administrative Agent, each Responsible Officer of a Loan Party will provide an incumbency certificate and, to the extent requested by the Administrative Agent, appropriate authorization documentation, in form and substance satisfactory to the Administrative Agent.
“Restricted Affiliate Transaction” has the meaning assigned to such term in Section 7.05.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or of any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions and which is included on a Sanctions-related list of subject countries or territories maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state and made publicly available.
“Sanctioned Person” means, at any time, (a) any Person or vessel listed in any Sanctions-related list of designated or blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state applicable to the Borrower and its Subsidiaries, (b) any Person organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by, or acting on behalf of, any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, in each case to the extent (i) applicable to the Borrower and its Subsidiaries and (ii) such Sanctions information is made publicly available.
“Scheduled Unavailability Date” has the meaning specified in Section 3.03(b).
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Senior Debt” means all Indebtedness of the Borrower which is not expressed to be subordinate or junior in rank to any other Indebtedness of the Borrower.
“Series E Notes” means the 4.53% Series E unsecured notes due August 16, 2027.
“Series F Notes” means the 3.10% Series F unsecured notes due August 16, 2032, issued by the Borrower.

“Series G Notes” means the 5.43% Series G unsecured notes due August 16, 2030, issued by the Borrower.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.11).
“Subordinating Loan Party” has the meaning specified in Section 11.16.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower other than Investment Vehicles.
“Successor Rate” has the meaning specified in Section 3.03(b).
“Supported QFC” has the meaning specified in Section 11.22.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Tax Distribution” means cash distributions by the Borrower or any Subsidiary to the Partners of the Borrower or any Subsidiary in respect of Equity Interests for the purpose of providing the Partners with funds to pay the tax liability attributable to their shares of the taxable income of the Borrower or any Subsidiary.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means:
(n)for any Interest Period with respect to a Term SOFR Loan, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first (1st) U.S. Government Securities Business Day immediately prior thereto); and
(o)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two (2) U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day (provided, that, if the rate is not published prior to 11:00 a.m. on such determination date, then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto);
provided, that, if the Term SOFR determined in accordance with clause (a) or (b) of this definition would otherwise be less than zero, the Term SOFR shall be deemed zero for purposes of this Agreement.
“Term SOFR Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to the Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments and Credit Exposure of such Lender at such time.
“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.
“Transactions” has the meaning assigned to such term in Section 5.02.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan, a Daily Floating Term SOFR Loan, or a Term SOFR Loan.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(f).

“Unsecured Notes” means unsecured notes to be issued by the Borrower in a Rule 144A or other private placement transaction under the Securities Act of 1933, as amended; which notes (a) do not mature, in whole or part, and are not subject to any mandatory redemption, prepayment or repurchase prior to the date that is 91 days after the Maturity Date (other than (i) repayment on the stated maturity of the Series E Notes and Series G Notes or (ii) a mandatory offer to redeem, prepay or repurchase upon (A) a “Change in Control” (as defined in the Unsecured Notes Documents as of the Closing Date), (B) certain asset sales (as set forth in the Unsecured Notes Documents as of the Closing Date) or (C) the Proposed Put Prepayment Date (as defined in the Unsecured Notes Documents as of the Closing Date)), and (b) are not Guaranteed by any Subsidiary that is not (or, in the case of any Subsidiary acquired or formed after the date hereof, is not required to become) a Guarantor hereunder.
“Unsecured Notes Documents” means the note purchase agreement dated June 6, 2019, the note purchase agreement dated December 7, 2021, and the note purchase agreement dated June 3, 2025, under which the Unsecured Notes are issued and all other instruments, agreements and other documents evidencing or governing such Unsecured Notes or providing any guarantee or other right in respect thereof.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 11.22.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).
“Wholly-Owned Subsidiary” means a Subsidiary of which Equity Interests (except for directors’ qualifying shares and other de minimis amounts of outstanding securities or ownership interests) representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by the Borrower or one or more Wholly-Owned Subsidiaries of the Borrower or by the Borrower and one or more Wholly-Owned Subsidiaries of the Borrower.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a Person, or an allocation of assets to a series of Persons (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a Person shall constitute a separate Person hereunder (and each division of any Person that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03Accounting Terms.
(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)Consolidation of Variable Interest Entities. All references herein to combined and consolidated financial statements of the Loan Parties and their Subsidiaries or to the determination of any amount for the Loan Parties and their Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Loan Parties are required to consolidate pursuant to ASC 810 as if such variable interest entity were a Subsidiary as defined herein.
1.04Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.06Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
1.07Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Article II

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, that, after giving effect to any Borrowing of Committed Loans, (i) the Total Outstandings shall not exceed the Aggregate Commitments and (ii) the Credit Exposure of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Committed Loans may be Base Rate Loans, Daily Floating Term SOFR Loans, or Term SOFR Loans, as further provided herein.
2.02Borrowings, Conversions and Continuations of Committed Loans.

(a)Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Term SOFR Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Committed Loan Notice; provided, that, any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Committed Loan Notice. Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Loans or of any conversion of Term SOFR Loans to Base Rate Loans or Daily Floating Term SOFR Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans or Daily Floating Term SOFR Loans. Each Borrowing of, conversion to, or continuation of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans or Daily Floating Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Term SOFR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice, then the applicable Committed Loans shall be made as Base Rate Loans. If the Borrower fails to give a timely notice requesting a continuation of a Term SOFR Loan, then the applicable Committed Loans shall be continued as a Term SOFR Loan having the same Interest Period as the Term SOFR Loan being continued. Except as described in the immediately preceding sentence, if the Borrower requests a Borrowing of, conversion to, or continuation of Term SOFR Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, that, if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Unreimbursed Amounts outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such Unreimbursed Amounts, and second, shall be made available to the Borrower as provided above.
(c)Except as otherwise provided herein, a Term SOFR Loan may be continued or converted only on the last day of an Interest Period for such Term SOFR Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Term SOFR Loans without the consent of the Required Lenders.
(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Loans upon determination of such interest rate.
(e)After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect with respect to Committed Loans.

(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
(g)With respect to SOFR or Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
2.03Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request that the L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.03, issue, and the L/C Issuer may, in its sole discretion, elect to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Aggregate Commitments. All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions of this Agreement.
(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal.
To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(d)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a Letter of Credit Application and a reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Application, any reimbursement agreement, any other Issuer Document or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided, that, any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that, the L/C Issuer shall not (i) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one (1) year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(c)Limitations on Amounts, Issuance and Amendment.
(i)A Letter of Credit may be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (ii) the Credit Exposure of any Lender shall not exceed its Commitment and (iii)  the Total Credit Exposure of all Lenders shall not exceed the Aggregate Commitments.
(ii)Without limiting Section 2.01, for the avoidance of doubt, the L/C Issuer shall not be under any obligation to issue any Letter of Credit, including if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000;
(D)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(E)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(iii)The L/C Issuer shall be under no obligation to amend any Letter of Credit, including if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.
(e)Participations.
(i)By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage (determined based on the Aggregate Commitments) of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(e)(i) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Commitments. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage (determined based on the Aggregate Commitments) of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to the operation of Section 2.15 or 2.16, as a result of an assignment in accordance with Section 11.06 or otherwise pursuant to this Agreement.
(ii)In consideration and in furtherance of the foregoing, upon receipt of any Non-Reimbursement Notice, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage (determined based on the Aggregate Commitments) of each L/C Disbursement made by the L/C Issuer not later than 1:00 p.m. on the Business Day specified in such Non-Reimbursement Notice, until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders pursuant to this Section

2.03(e)(ii)), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to this Section 2.03(e)(ii) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this Section 2.03(e)(ii) to reimburse the L/C Issuer for any L/C Disbursement (other than, for the avoidance of doubt, any Loan made by a Lender pursuant to the first proviso set forth in Section 2.03(f)) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
(iii)If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the provisions of Section 2.03(e)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(e)(iii) shall be conclusive absent manifest error.
(f)Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time; provided that, if such L/C Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with a Borrowing of Base Rate Loans in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Loans. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage (determined based on the Aggregate Commitments) thereof (each such notice, a “Non-Reimbursement Notice”). Promptly upon receipt of any Non-Reimbursement Notice, each Lender shall pay to the Administrative Agent its Applicable Percentage (determined based on the Aggregate Commitments) of the Unreimbursed Amount pursuant to Section 2.03(e)(ii), subject to the amount of the unutilized portion of the Aggregate Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in Section 2.03(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;
(v)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.
(h)Examination. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
(i)Liability. None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.03(g)), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:
(i)the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.
(j)Applicability of ISP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(k)Benefits. The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(l)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage (determined based on the Aggregate Commitments) a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(m)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by the L/C Issuer, at the rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(n)Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided, that, any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(o)Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to Section 2.03(f), then Section 2.08(b) shall apply. Interest accrued pursuant to this Section 2.03(o) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.03(f) to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.
(p)Replacement of L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer. From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuers, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement but shall not be required to issue additional Letters of Credit.
(q)Cash Collateralization.
(i)If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 50% of the total L/C Obligations) demanding the deposit of Cash Collateral pursuant to this Section 2.03(q), the Borrower shall promptly within three (3) Business Days deposit into an account established and maintained on the books and records of the Administrative Agent (the “Cash Collateral Account”) an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or Section 2.03(d), if any L/C Obligations remain outstanding after the expiration date specified in Section 2.03(d), the Borrower shall promptly within three (3) Business Days deposit into the Cash Collateral Account an amount in cash equal to 103% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon.
(ii)The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Cash Collateral Account. Cash Collateral in the Cash Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 50% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(r)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(s)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
2.04[Reserved].
2.05Prepayments.
(a)The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided, that, (i) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) two (2) Business Days prior to any date of prepayment of Term SOFR Loans and (B) on the date of prepayment of Base Rate Loans or Daily Floating Term SOFR Loans; (ii) any prepayment of Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or Daily Floating Term SOFR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Term SOFR Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of any Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Loan, any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)If for any reason the Total Outstandings at any time exceed the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, that, the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b) unless, after the prepayment in full of the Loans, the Total Outstandings exceed the Aggregate Commitments then in effect.
2.06Termination or Reduction of Aggregate Commitments.
(a)The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided, that, (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (c) the Borrower shall not terminate or reduce, (i) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments or (ii) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit.
(b)In the event that the Borrower elects or is required to apply the proceeds of any sale of assets to prepay or repay, or offer to prepay or repay, “Senior Debt” (as defined in the Unsecured Notes Documents) pursuant to and in accordance with the Unsecured Notes Documents (the amount of such proceeds, the “Asset Sale Proceeds”), the Borrower shall (i) permanently reduce the Aggregate Commitments in an amount equal to the product of (A) the Asset Sale Proceeds and (B) a fraction, the numerator of which is the outstanding Aggregate Commitments at such time, prior to the application of such Asset Sale Proceeds, and the denominator of which is the sum of (1) the outstanding Aggregate Commitments, plus (2) the outstanding principal amount of the Unsecured Notes, in each case, at such time, prior to the application of such Asset Sale Proceeds, and concurrently make any prepayment of the Loans required in accordance with Section 2.05(b) as a result of such reduction.
(c)The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments pursuant to Section 2.06(a) or 2.06(b). Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
2.07Repayment of Loans. The Borrower shall repay to the applicable Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date, together with any interest, fees or other amounts accrued or owing with respect thereto.
2.08Interest.
(a)Subject to the provisions of Section 2.08(b) below, (i) each Term SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Term SOFR for such Interest Period plus the Applicable Rate; (ii) each Daily Floating Term SOFR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Daily Floating Term SOFR plus the Applicable Rate; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)Upon the occurrence and during the continuance of any Event of Default:
(i)If any amount of principal of any Loan is not paid when due (taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (taking into account any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09Fees.
In addition to certain fees described in Section 2.03(l) and (m):
(a)Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Commitments exceed the sum of (A) the Outstanding Amount of Loans and (B) the Outstanding Amount of L/C

Obligations, subject to adjustment as provided in Section 2.15. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)Other Fees.
(i)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Arrangers and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.
(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest (including those with respect to Daily Floating Term SOFR Loans and Term SOFR Loans) shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that, any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders promptly on written demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This Section 2.10(b) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under Section 2.08(b) or under Article VIII. The Borrower’s obligations under this Section 2.10(b) shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations arising under the Loan Documents.
2.11Evidence of Debt.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 11.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(i)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (A) the Borrower has not in fact made such payment; (B) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (C) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit, and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation, or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation, or to make its payment under Section 11.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.13Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations held by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them; provided, that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations to any assignee or participant, other than an assignment to the Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.14Increase in Aggregate Commitments.
(a)Request for Commitments Increase. Upon notice to the Administrative Agent, the Borrower may from time to time prior to the Maturity Date, request an increase in the Aggregate Commitments (each, an “Incremental Commitments Increase”); provided, that, (i) after giving effect to any Incremental Commitments Increase, the Aggregate Commitments shall not exceed $225,000,000 and (ii) any such request for an Incremental Commitments Increase shall be in a minimum amount of $10,000,000 and in increments of $5,000,000 in excess thereof (or such lesser amounts as agreed by the Administrative Agent in its sole discretion).
(b)Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date of the applicable Incremental Commitments Increase (each, an “Incremental Commitments Increase Effective Date”) and the final allocation of such Incremental Commitments Increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such Incremental Commitments Increase and the Incremental Commitments Increase Effective Date applicable thereto.
(c)Conditions to Effectiveness of Increase. As a condition precedent to each Incremental Commitments Increase (in addition to any additional conditions specified in the relevant Incremental Commitments Increase Agreement as agreed between the Borrower and the Lenders providing the applicable Incremental Commitments Increase):
(i)The Administrative Agent shall have received an Incremental Commitments Increase Agreement with respect to such Incremental Commitments Increase.
(ii)All of the terms and conditions applicable to any Incremental Commitments Increase shall be identical to the terms and conditions applicable to the existing Aggregate Commitments (except with respect to any upfront fees payable in connection therewith).

(iii)The Administrative Agent shall have received additional commitments in an amount equal to such Incremental Commitments Increase (which, in each case, shall be acceptable to the Borrower, the Administrative Agent, and, if a Letter of Credit is outstanding on the Incremental Commitments Increase Effective Date, the L/C Issuer) from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that (A) no existing Lender shall be required to provide an additional commitment and (B) any new Lender shall join this Agreement by executing such joinder documents as are required by the Administrative Agent, which joinder documents may, for the avoidance of doubt, be documented in the Incremental Commitments Increase Agreement for such Incremental Commitments Increase).
(iv)The Administrative Agent shall have received a certificate signed by a Responsible Officer of each Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Commitments Increase.
(v)To the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received customary opinions of counsel for the Loan Parties, dated as of the Incremental Commitments Increase Effective Date of such Incremental Commitments Increase and addressed to the Administrative Agent, the Lenders, and the L/C Issuer.
(vi)The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying that after giving effect to such Incremental Commitments Increase (A) the representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) on and as of the Incremental Commitments Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.14(c)(vi), the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.04(a) and 6.04(b), respectively, and (B) no Default exists, or would result from such proposed Incremental Commitments Increase or from the application of the proceeds thereof.
(vii)Each Lender providing a portion of such Incremental Commitments Increase shall have received (i) all documentation and other information requested by such Lender required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case of clauses (i) and (ii), to the extent requested by such Lender.
(d)Incremental Commitments Increase Agreement. This Agreement and the other Loan Documents shall be amended to give effect to each Incremental Commitments Increase pursuant to documentation (an “Incremental Commitments Increase Agreement”) executed by the Loan Parties, the Lenders providing such Incremental Commitments Increase, and the Administrative Agent, without the consent of any other Person (including any existing Lender), including amendments (i) to reflect the existence of such Incremental Commitments Increase and (ii) to make such other changes to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of any such Incremental Commitments Increase.
(e)Incremental Commitments Increase Reallocation. In connection with an Incremental Commitments Increase, the Administrative Agent may take (and each Lender shall,

upon the request of the Administrative Agent, take) any and all action as may be reasonably necessary to ensure that all outstanding Committed Loans and participations in any outstanding Letter of Credit on the Incremental Commitments Increase Effective Date, in each case, are held ratably by the Lenders based on their revised Applicable Percentages arising from any nonratable increase in the Aggregate Commitments under this Section 2.14.
(f)Conflicting Provisions. The terms of this Section 2.14 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.
2.15Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued by the L/C Issuer under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Unreimbursed Amounts in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage (determined based on the Aggregate Commitments) of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (determined based on the Aggregate Commitments, but calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in Section 2.15(a)(iv) cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.16Cash Collateral.
(a)Obligation to Cash Collateralize. If at any time that there shall exist a Defaulting Lender and the reallocation described in Section 2.15(a)(iv) cannot, or can only partially, be effected, then within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount. Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 103% of the Letter of Credit Sublimit then in effect, then within three (3) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to Section 2.15(a)(v), after giving effect to Section 2.15(a)(v) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Cash Collateral Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, (x) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.17Limited Recourse. The obligations of the Borrower under the Loan Documents shall be payable solely out of the assets of the Borrower and the Guarantors, if any, and no present, future or former partner of the Borrower and no estate of a deceased, present, future or former partner of the Borrower shall have any liability under or arising out of the Loan Documents.
Article III

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01Taxes.
(a)Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, Other Taxes.
(d)Indemnification by Loan Parties. Each of the Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.01(e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income Tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such Tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such Tax treaty;
(II)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed copies of IRS Form W-8ECI;

(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or IRS Form W-8BEN, as applicable); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g)(ii)(D), “FATCA” shall include any amendments made to FATCA after the Closing Date.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a

Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Daily Floating Term SOFR, or Term SOFR, or to determine or charge interest rates based upon SOFR, Daily Floating Term SOFR, or Term SOFR, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term SOFR Loans or Daily Floating Term SOFR Loans or to convert Base Rate Loans to Term SOFR Loans or Daily Floating Term SOFR Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert (A) all Term SOFR Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Loans and (B) all Daily Floating Term SOFR Loans of such Lender to Base Rate Loans, either on the next Interest Payment Date for such Loans, if such Lender may lawfully continue to maintain such Daily Floating Term SOFR Loan to such day, or immediately, if such Lender may not lawfully continue to maintain such Daily Floating Term SOFR Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon SOFR. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03Inability to Determine Rates.
(a)If in connection with any request for a Term SOFR Loan or a Daily Floating Term SOFR Loan or a conversion of Base Rate Loans to Term SOFR Loans or Daily Floating Term SOFR Loans or a continuation of Term SOFR Loans, as applicable, (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.03(b), and the circumstances under Section 3.03(b)(i) or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan or in connection with an existing or proposed Base Rate Loan or a Daily Floating Term SOFR Loan, or (ii) the Administrative Agent or the Required Lenders determine that for any reason that Term SOFR for any requested Interest Period with respect to a proposed Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.
Thereafter, (x) the obligation of the Lenders to make or maintain Term SOFR Loans or Daily Floating Term SOFR Loans, or to convert Base Rate Loans to Term SOFR Loans or Daily Floating Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans, Daily Floating Term SOFR Loans, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in Section 3.03(a)(ii), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice.
Upon receipt of such notice, (1) the Borrower may revoke any pending request for a Borrowing of, or conversion to, or continuation of Term SOFR Loans or Daily Floating Term SOFR Loans (to the extent of the affected Term SOFR Loans, Daily Floating Term SOFR Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein, (2) any outstanding Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately at the end of their respective applicable Interest Period, and (3) any outstanding Daily Floating Term SOFR Loans shall be deemed to have been converted to Base Rate Loans immediately.
(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:
(i)adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month and six (6) month interest periods of Term SOFR, or for ascertaining Daily Floating Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator with respect to its publication of Term SOFR and/or Daily Floating Term SOFR, in each case, acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or ascertaining Daily Floating Term SOFR or the Term SOFR Screen Rate shall or will no longer be representative, made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall or will otherwise cease; provided, that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide such representative interest periods of Term SOFR after such specific date or Daily Floating Term SOFR, as applicable (the latest date on which one (1) month, three (3) month and six (6) month interest periods of Term SOFR, or Daily Floating Term SOFR, or the Term SOFR Screen Rate are no longer representative or available permanently or indefinitely, the “Scheduled Unavailability Date”);
then, on a date and time determined by the Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to Section 3.03(b)(ii), no later than the Scheduled Unavailability Date, Term SOFR and Daily Floating Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
Notwithstanding anything to the contrary herein, (A) if the Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (B) if the events or circumstances of the type described in Section 3.03(b)(i) or (ii) have occurred with respect to the Successor Rate then in effect, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing Term SOFR or any then current Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.
The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided, that, the extent such market practice is not administratively feasible for the Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero, the Successor Rate will be deemed to be zero for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a Successor Rate, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided, that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.
3.04Increased Costs.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the L/C Issuer any other condition, cost or expense (other than Taxes) affecting this Agreement or Term SOFR Loans or Daily Floating Term SOFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by or the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in Section 3.04(a) or (b) and delivered to the Borrower shall be conclusive absent manifest error. Such certificate shall set forth in reasonable detail the basis for the claim for amounts, the amounts required to be paid by the Borrower to such Lender or the L/C Issuer, and the computations made by such Lender or the L/C Issuer to determine the amounts. The Borrower shall pay such Lender or the L/C Issuer, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided, that, the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Term SOFR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
3.06Mitigation Obligations; Replacement of Lenders.
(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires any Loan Party to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower, such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Loan Party is required to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or L/C Issuer pursuant to Section 3.01 and, in each case, such Lender or L/C Issuer has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender or L/C Issuer in accordance with Section 11.13.
3.07Survival. All of the Loan Parties’ obligations under this Article III shall survive the Facility Termination Date and resignation of the Administrative Agent.
Article IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01Conditions to Effectiveness and Initial Credit Extension. The effectiveness of this Agreement and the obligation of each Lender and the L/C Issuer to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)Execution of Loan Documents. The Administrative Agent shall have received counterparts of this Agreement and each other Loan Document to be executed and delivered on the Closing Date, in each case, in form and substance satisfactory to the Administrative Agent, each Lender, and the L/C Issuer and executed (i) by a Responsible Officer of the signing Loan Party, and (ii) to the extent party thereto, by each Lender, the L/C Issuer, and the Administrative Agent.
(b)Organization Documents, Resolutions, Etc. The Administrative Agent shall have received the following: (i) copies of the Organization Document of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization and certified by a Responsible Officer of such Loan Party to be true and correct as of the Closing Date; (ii) such certificates of resolutions or other action, incumbency certificates, and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization.
(c)Legal Opinions of Counsel. The Administrative Agent shall have received customary opinions of counsel for the Loan Parties, dated as of the Closing Date and addressed to the Administrative Agent, the Lenders, and the L/C Issuer.
(d)Unsecured Notes Documents. The Administrative Agent shall have received true, correct, and complete copies of the Unsecured Notes Documents, as in effect on the Closing Date.
(e)Officer’s Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower certifying to the conditions specified in Sections 4.02(a) and (b).
(f)Existing Indebtedness. Substantially concurrently with the Closing Date, the Existing Credit Agreement and all of the other existing Indebtedness of the Loan Parties and their Subsidiaries (other than Indebtedness permitted to exist pursuant to Section 7.01) shall be repaid in full, all commitments in connection therewith shall be terminated, and all guarantees, liens and security interests related thereto shall be terminated.
(g)Know-Your Customer; Beneficial Ownership. Each Lender shall have received (i) all documentation and other information requested by such Lender required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in respect of the Borrower, in each case of clauses (i) and (ii), to the extent requested by such Lender.
(h)Fees. The Administrative Agent and the Arrangers shall have received all fees owing and required to be paid on the Closing Date to the Administrative Agent, the Lenders, the L/C Issuer, or the Arrangers, as applicable, pursuant to the Loan Documents.
(i)Expenses. The Loan Parties shall have paid all expenses of the Administrative Agent required to be reimbursed by the Loan Parties, including the reasonable fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced on or prior to the Closing Date (which invoice may include additional amounts of such reasonable fees, charges and disbursements of such counsel as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude a final settling of accounts among the Loan Parties and the Administrative Agent)).
Without limiting the generality of the provisions of Sections 9.03 and 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and the L/C Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the L/C Issuer, as applicable, unless the Administrative Agent shall have received notice from such Lender or the L/C Issuer prior to the proposed Closing Date specifying its objection thereto.
4.02Conditions to all Credit Extensions. The obligation of each Lender and, without limiting Section 2.01, the L/C Issuer to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Term SOFR Loans) is subject to the following conditions precedent:
(a)The representations and warranties of the Borrower and each other Loan Party contained in this Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if such representation and warranty is qualified by materiality, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and 5.05(b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.04(a) and 6.04(b), respectively.
(b)No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Term SOFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

REPRESENTATIONS AND WARRANTIES
Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
5.01Existence and Standing. The Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing (if applicable) under the laws of its jurisdiction of organization, has all requisite authority to conduct its respective business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in each jurisdiction where such qualification is required.
5.02Authorization and Validity. The Borrower and each Guarantor has the partnership, corporate or limited liability company power and authority, as applicable, and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder (collectively, the “Transactions”). The Transactions have been duly authorized by proper partnership, corporate or limited liability company proceedings, and the Loan Documents constitute legal, valid and binding obligations of each of the Borrower and each of the Guarantors enforceable against the Borrower and each Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws affecting the enforcement of creditors’ rights generally.
5.03No Conflict; Consents. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Partnership Agreement (at such time as it becomes effective) or other Organization Documents of the Borrower or any of the Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of the Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any material amount of assets of the Borrower or any of the Subsidiaries, except, in the case of clauses (a) and (b), as could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
5.04Compliance with Laws; Environmental and Safety Matters.
(a)Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(b)No Default has occurred and is continuing.
(c)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
5.05Financial Statements.
(a)The Audited Financial Statements (including the related notes and schedules thereto) (i) fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods, (ii) disclose all material liabilities, direct or contingent, of the Borrower and the consolidated

Subsidiaries as of the dates thereof, and (iii) were prepared in accordance with GAAP applied on a consistent basis.
(b)The Interim Financial Statements (including the related notes and schedules thereto) (i) fairly present in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries as of such dates and for such periods, (ii) disclose all material liabilities, direct or contingent, of the Borrower and the consolidated Subsidiaries as of the dates thereof, and (iii) were prepared in accordance with GAAP applied on a consistent basis subject to year-end audit adjustments and the absence of footnotes.
5.06No Material Adverse Change. As of the Closing Date, except for any Disclosed Matter, no material adverse change in the business, financial condition or results of operations of the Borrower and the Subsidiaries, taken as a whole, has occurred since December 31, 2025.
5.07Subsidiaries; Guarantors. (a) Schedule 5.07(a) contains a complete and accurate list of all of the Subsidiaries on the Closing Date, setting forth their jurisdictions of organization and the percentage of their Equity Interests held by the Borrower or other Subsidiaries and (b) as of the Closing Date, all Wholly-Owned Subsidiaries that qualify as Guarantors are set forth on Schedule 5.07(b).
5.08Litigation; Contingent Obligations. As of the Closing Date, except for any Disclosed Matter, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involves any of the Loan Documents or the Transactions.
5.09Margin Regulations.
(a)Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its primary activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
(b)No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the FRB, including Regulation T, Regulation U and Regulation X.
5.10Investment Company Act. Neither the Borrower nor any Guarantor is an “investment company” or is a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.11Taxes. The Borrower and each Subsidiary have filed all United States federal Tax returns and all other Tax returns which are required to be filed and have paid all Taxes stated to be due by the Borrower and each Subsidiary pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, including all federal and state withholding Taxes and all Taxes required to be paid pursuant to applicable law, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided for on the books of the Borrower or such Subsidiary, or where a failure to so file or pay could not reasonably be expected to have a Material Adverse Effect.
5.12ERISA.
(a)No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan or Non-U.S. Plan (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the assets of such Plan or Non-U.S. Plan, respectively, and the present value of all accumulated benefit obligations of all underfunded Plans or Non-U.S. Plans (based on the assumptions used for purposes of Financial Accounting Standards Board Accounting Standards Codification Topic 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $5,000,000 the fair market value of the assets of all such underfunded Plans or Non-U.S. Plans, respectively.
(b)The Borrower and its ERISA Affiliates have not incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure to comply could not reasonably be expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Borrower and its Subsidiaries have been paid or accrued as required, except where failure to pay or accrue could not reasonably be expected to have a Material Adverse Effect.
5.13Accuracy of Information. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other written information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, taken as a whole, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when prepared, it being understood that projected financial information is inherently uncertain and that the projected results may not be achieved.
5.14Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective directors, officers, employees and agents are in compliance with applicable Anti-Corruption Laws and applicable Sanctions. None of the Borrower, any Subsidiary or, to the knowledge of the Borrower, any of their respective directors, officers, employees or agents is a Sanctioned Person. The Transactions will not violate applicable Anti-Corruption Laws or applicable Sanctions.
5.15Beneficial Ownership Certification. As of the Closing Date, the information included in any Beneficial Ownership Certification delivered pursuant to Section 4.01(g) is true and correct in all respects.
Article VI

AFFIRMATIVE COVENANTS
Until the Facility Termination Date, each Loan Party covenants and agrees with respect to itself and the Subsidiaries that:
6.01Conduct of Business; Maintenance of Ownership of Subsidiaries and Maintenance of Properties.
(a)The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, including the investment management business; provided, that, no sale, transfer or disposition of assets (including by means of a merger) permitted under Sections 7.03 and 7.04 will be prohibited by this Section 6.01(a).

(b)The Borrower will, and will cause each Subsidiary to, do all things necessary to remain duly organized or incorporated, validly existing and in good standing (if applicable) as a partnership, limited liability company or corporation in its jurisdiction of organization or incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, that, this Section 6.01(b) shall not prohibit any transaction that is permitted by Section 7.03.
(c)The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep their properties material to the conduct of their businesses in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that their businesses carried on in connection therewith may be properly conducted at all times, except where a failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their property in such amounts and covering such risks as is consistent with sound business practice and customary for companies engaged in similar lines of business, and the Borrower will (or will cause each Subsidiary to) furnish to any Lender upon request full information as to the insurance carried.
6.03Compliance with Laws and Payment of Material Obligations, and Taxes.
(a)The Borrower will, and will cause each Subsidiary to, comply in all material respects with all laws (including, without limitation, ERISA and Environmental Laws), rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, trustees, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b)The Borrower will, and will cause each Subsidiary to, pay when due its material obligations including all Taxes, assessments and governmental charges and levies upon it or its income, profits or property, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (ii) the failure to make payment could not reasonably be expected to have a Material Adverse Effect.
6.04Financial Statements, Reports, etc. The Borrower will furnish to the Administrative Agent (and the Administrative Agent will furnish to the Lenders):
(a)Within 100 days after the end of each fiscal year of the Borrower (beginning with the fiscal year ending December 31, 2026), (i) its audited consolidated balance sheet and related statements of operations, changes in partners’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, together with a report and opinion of PricewaterhouseCoopers LLP or another independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) a statement of (A) the value of the Borrower’s total assets under management as of the close of regular session trading on The New York Stock Exchange, Inc. (“NYSE”) on the last day during such period on which the NYSE was open for regular session trading, such value determined by the Borrower in accordance with the Borrower’s procedures for valuation of securities in effect on that date, and (B) the total amount of assets added to assets managed by the Borrower during such period and the total amount of assets withdrawn from assets managed by the Borrower during such period, in each case, excluding the effect of market appreciation and depreciation; provided, that, to the extent Artisan Partners Asset Management Inc.’s “Annual Report” on Form 10-K (the “Form 10-K”) filed with the SEC includes the information required to be delivered pursuant to this Section 6.04(a), the filing of the Form 10-K and the delivery thereof to the Administrative Agent (which may include written notice to the Administrative Agent indicating the website on which such filing may be accessed) within the time period specified above shall be deemed to satisfy the requirements of this Section 6.04(a).
(b)Within 50 days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, (i) its consolidated balance sheet and related statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all prepared in accordance with GAAP and certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a statement of (A) the value of the Borrower’s total assets under management as of the close of regular session trading on the NYSE on the last day during such period on which the NYSE was open for regular session trading, such value determined by the Borrower in accordance with the Borrower’s procedures for valuation of securities in effect on that date, and (B) the total amount of assets added to assets managed by the Borrower during such period and the total amount of assets withdrawn from assets managed by the Borrower during such period, in each case, excluding the effect of market appreciation and depreciation; provided, that, to the extent Artisan Partners Asset Management Inc.’s “Quarterly Report” on Form 10-Q (the “Form 10-Q”) filed with the SEC includes the information required to be delivered pursuant to this Section 6.04(b), the filing of the Form 10-Q and the delivery thereof to the Administrative Agent (which may include written notice to the Administrative Agent indicating the website on which such filing may be accessed) within the time period specified above shall be deemed to satisfy the requirements of this Section 6.04(b).
(c)Not later than the date under which financial statements are required to be delivered under Section 6.04(a) or 6.04(b), as applicable, a Compliance Certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the financial covenants in Section 7.09, (iii) stating whether any material changes in GAAP applied in the preparation of the Borrower’s financial statements have occurred since the date of the most recent audited annual financial statements furnished to the Lenders hereunder pursuant to Section 6.04(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, and (iv) containing a reconciliation (which shall be certified as being true and correct by a Financial Officer) specifying in detail reasonably satisfactory to the Administrative Agent the effects, if any, of the application of ASC 810 in respect of any Investment Vehicles, which reconciliation shall show all adjustments and modifications to the financial statements delivered in connection with such Compliance Certificate to eliminate the effects of ASC 810 and set forth calculations of the applicable amounts (including Consolidated EBITDA, Consolidated Total Indebtedness and Consolidated Interest Expense) and ratios upon which covenant compliance is based, after eliminating the effect of the application of ASC 810.
(d)Promptly upon the furnishing thereof to all of the Limited Partners of the Borrower generally, copies of all financial statements, reports, proxy statements and other materials so furnished.
(e)Promptly upon the filing of any financial statements, reports, proxy statements and other materials with the SEC or with any national securities exchange, written notice of such filing indicating the website on which such filing may be accessed.

(f)Promptly following any request therefor, such other information (including financial information) as the Administrative Agent or any Lender, making its request through the Administrative Agent, may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.04(a), 6.04(b), or 6.04(e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02 or other publicly available investor relations website or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its written request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon request provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that if the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, that, to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”
6.05Notices of Material Events. Promptly and in any event within five (5) Business Days after a Responsible Officer of the Borrower becomes aware thereof (unless such notification timing is not commercially practicable or legally permissible), the Borrower will give notice in writing to the Administrative Agent of the following (and the Administrative Agent will provide such notice to the Lenders):

(a)any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any arbitrator or Governmental Authority, against or affecting the Borrower or any Subsidiary thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;
(d)receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, but only if such financial penalty could reasonably be expected to result in a Material Adverse Effect; and
(e)any other development or event that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect;
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.06Books and Records; Access to Properties and Inspections. The Borrower will, and will cause each Subsidiary to, keep proper books and accounts in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities sufficient to permit the preparation of consolidated financial statements in accordance with GAAP. Upon reasonable notice and during normal business hours, the Borrower will, and will cause each Subsidiary to, permit the Administrative Agent to make reasonable inspections of the properties, books and financial records of the Borrower and each Subsidiary, to make reasonable examinations and copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their officers and independent accountants at such reasonable times and intervals as the Lenders may reasonably request; provided, that, for so long as no Default has occurred and is continuing, the Administrative Agent shall not request any such inspection more frequently than once per year.
6.07Use of Proceeds. The Borrower will use the proceeds of the Loans (a) made on Closing Date for the refinancing of all amounts outstanding under the Existing Credit Agreement and (b) made on and following the Closing Date for working capital and general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the FRB, including Regulation T, Regulation U and Regulation X. The Borrower will not request any Borrowing, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, trustees, officers, employees and agents shall not use, the proceeds of any Borrowing (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.08Additional Guarantors. Within seven (7) Business Days (or such later date agreed to by the Administrative Agent in its sole discretion) after the Borrower forms or acquires a Subsidiary (other than an Excluded Subsidiary) after the Closing Date, or an existing Subsidiary no longer constitutes an “Excluded Subsidiary”, the Borrower shall cause such Subsidiary to (a) execute and deliver to the Administrative Agent a joinder agreement or supplement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Subsidiary shall become a Guarantor hereunder and shall be bound by all of the terms and provisions hereof applicable to a Guarantor and (b) in connection therewith, deliver to the Administrative Agent documents and opinions consistent with those delivered pursuant to Section 4.01 as if such Subsidiary had been a Guarantor on the Closing Date, in each case, in form, content, and scope reasonably satisfactory to the Administrative Agent.
Article VII

NEGATIVE COVENANTS
Until the Facility Termination Date, each Loan Party covenants and agrees with respect to itself and the Subsidiaries that, and solely with respect to Sections 7.01(f) and 7.03(b), the Investment Vehicles that:
7.01Indebtedness. The Borrower will not and will not permit any Subsidiary or Investment Vehicle to incur, create or suffer to exist any Indebtedness except:
(a)Indebtedness under the Loan Documents;
(b)Indebtedness (i) of the Borrower to any Guarantor or Subsidiary, (ii) of any Subsidiary to the Borrower or any Guarantor, and (iii) of any Guarantor to the Borrower or any Subsidiary; provided, that, the aggregate principal amount of Indebtedness of all Subsidiaries that are not Guarantors owed to the Borrower or to any Guarantor shall not exceed $15,000,000 at any time outstanding;
(c)Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that, (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $15,000,000 at any time outstanding;
(d)Indebtedness of the Borrower or any Subsidiary existing on the Closing Date (other than in respect of the Unsecured Notes) and described on Schedule 7.01 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;
(e)Indebtedness of the Borrower and its Subsidiaries representing deferred compensation to employees of the Borrower and its Subsidiaries;
(f)Investment Vehicle Indebtedness of the Investment Vehicles; and
(g)other Indebtedness (including in respect of the Unsecured Notes) of the Borrower and the Guarantors; provided, that, for the avoidance of doubt, any such Indebtedness secured by Liens shall be subject to Section 7.02(i).
7.02Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in or on its property (now or hereafter acquired), or on any income or revenues or rights (including accounts receivable) in respect of any thereof, except:
(a)Permitted Encumbrances;
(b)any Lien existing on the Closing Date and described in Schedule 7.02; provided, that, (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations that it secures on the Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date prior to the time such Person becomes a Subsidiary; provided, that, (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary, and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d)Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided, that, (i) such security interests secure Indebtedness permitted by Section 7.01(c), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (iv) such security interests shall not apply to any other property or assets (except accessions to, and proceeds of, such assets) of the Borrower or any Subsidiary;
(e)banker’s liens in the nature of set-off rights arising in the ordinary course of business in respect of deposit accounts or other funds maintained with a depositary institution; provided that such accounts or funds are not intended to provide collateral to such institution for any Indebtedness;
(f)Liens incurred or deposits made in connection with trading or brokerage accounts, in each case in the ordinary course of business;
(g)Liens on any cash earnest money payments made by the Borrower or any Subsidiary;
(h)Liens incurred or deposits made in connection with liability for premiums, deductibles, reimbursement, indemnities and similar obligations (including letters of credit or guarantees for the benefit of) to insurance carriers; and
(i)other Liens incurred by the Borrower and the Subsidiaries in the ordinary course of their respective businesses; provided, that, the aggregate amount of Indebtedness secured by all Liens permitted by this Section 7.02(i) shall not exceed $25,000,000.
7.03Fundamental Changes.
(a)The Borrower will not, and will not permit any Subsidiary to, merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to any other Person, or permit any other Person to merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to the Borrower in a transaction in which the Borrower is the surviving entity or acquires all or substantially all of the assets of such Person, as the case may be, (ii) subject to Section 7.07(a), the Borrower may merge into, consolidate with or sell, lease or otherwise dispose of all or substantially all of its assets to any domestic Person in a transaction where such other Person is the surviving entity or acquires all or substantially all of the assets of such Person, as the case may be; provided, that, (A) such Person assumes the Obligations in writing pursuant to an assumption agreement and (B) the Lenders shall have received (1) all documentation and other information related to such Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and (2) to the extent that such Person qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Person, (iii) any Person (other than the Borrower) may merge into, consolidate with, sell, lease or otherwise dispose of all or substantially all of its assets to any Subsidiary in a transaction in which the surviving entity or the acquiror of all or substantially all of the assets of such Person, as the case may be, is a Subsidiary and (if any party to such merger is a Guarantor) is a Guarantor; (iv) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, and (v) the Borrower or any Subsidiary may consummate a merger, liquidation or dissolution to effect an asset sale permitted by Section 7.04.
(b)The Borrower will not permit any Investment Vehicle to merge into or consolidate with the Borrower or any Subsidiary; provided, that, any Investment Vehicle may be merged into or consolidated with the Borrower or any Subsidiary in a transaction in which the Borrower or such Subsidiary is the surviving entity so long as (i) at the time thereof and immediately after giving effect thereto, no Default shall have occurred and be continuing, (ii) the Organization Documents of the Borrower or such Subsidiary are not amended or modified in connection with such merger or consolidation, and (iii) such Investment Vehicle is not subject to any agreement or instrument governing or evidencing Indebtedness that (A) would be binding on the Borrower or any Subsidiary as a result of such merger or consolidation and (B) would interfere or be inconsistent with the obligations of the Borrower or any Guarantor under the Loan Documents.
(c)The Borrower may sell or otherwise dispose of limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in accordance with the Equity Participation Subsidiary Transaction.
7.04Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:
(a)sales or leases of inventory, used or surplus equipment and surplus office space in the ordinary course of business or otherwise in accordance with the customary practices of the Borrower and the Subsidiaries;
(b)sales of securities or other instruments held by the Borrower or any Subsidiary for investment or cash management purposes, including (i) securities or other instruments held for purposes of hedging, offsetting or securing obligations of the Borrower or any Subsidiary incurred under any agreement to which the Borrower or such Subsidiary is a party and (ii) securities or other instruments acquired or held by the Borrower or such Subsidiary for purposes of seeding, funding or otherwise maintaining any investment product with respect to which the Borrower or such Subsidiary acts as an investment adviser, manager, distributor, general partner or in any similar capacity, in each case, in the ordinary course of business or otherwise consistent with the customary practices of the Borrower and the Subsidiaries;
(c)sales, transfers, dispositions and issuances (i) to a Loan Party or (ii) among any Subsidiaries that are not Loan Parties;
(d)issuance of Equity Interests of any Subsidiary (such entity, the “Issuer”) (other than Equity Interests of such Issuer that entitle the holder thereof to exercise voting rights with respect to the election of directors of such Issuer or any comparable voting rights (other than voting rights conferred by law or required by applicable regulations)) to any employee, partner or any other individual for the sole purpose of implementing ordinary course compensation arrangements (including incentive compensation arrangements) for such employee, partner or other individual, provided, that, if such Issuer is a Guarantor, such Issuer continues to be a Guarantor on the same terms and conditions as any Wholly-Owned Subsidiary;

(e)sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section 7.04; provided, that, the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this Section 7.04(e) during any fiscal year of the Borrower shall not exceed the greater of $25,000,000 and 10% of Consolidated EBITDA for the period of the prior four consecutive fiscal quarters of the Borrower as of its most recently ended fiscal quarter; provided, that, for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within 12 months after the date of sale of such assets to either (A) the acquisition of, or reinvestment in, assets useful and intended to be used in the operation of the business of the Borrower and its Subsidiaries and having a fair market value (as determined in good faith by a Responsible Officer of the Borrower) at least equal to that of the assets so disposed of or (B) the prepayment or payment of principal and accrued but unpaid interest, if any, and the applicable prepayment premium, if any, on a pro rata basis, of Senior Debt of the Borrower (other than Senior Debt owed to a Subsidiary or Affiliate); or
(f)the sale or disposition of limited partnership interests in Artisan Partners LP to one or more Equity Participation Subsidiaries in accordance with the Equity Participation Subsidiary Transaction;
provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by Section 7.04(c)) shall be made for fair value.
7.05Transactions with Affiliates. The Borrower will not, and will not permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than the Borrower or any Loan Party) (any such transaction, a “Restricted Affiliate Transaction”), except that the Borrower or any Subsidiary may:
(a)engage in any Restricted Affiliate Transaction in the ordinary course of business at prices and on terms and conditions which, taken as a whole, are not materially less favorable to the Borrower or such Subsidiary than would prevail in a comparable arms’-length transaction with unrelated third parties;
(b)effect any Restricted Payment permitted by Section 7.06 and any Investment permitted by Section 7.08;
(c)satisfy any indemnity or other similar obligation contained in the Partnership Agreement or any Subsidiary’s charter, bylaws, partnership or limited liability company agreement or similar constituent document;
(d)satisfy any indemnification obligation to, and other employment arrangements with, directors, officers, partners and employees (including any such obligations to or arrangements with former directors, officers, partners and employees) of the Borrower or any Subsidiary entered into in the ordinary course of business;
(e)implement cost sharing arrangements with the General Partner; provided, that, such costs are allocated on a reasonably fair basis;
(f)enter into and continue ordinary course employment, compensation and benefits arrangements;
(g)accept additional capital contributions from Artisan Partners Asset Management Inc. or any Permitted General Partner in exchange for additional Equity Interests;
(h)make distributions of cash to Artisan Partners Asset Management Inc. in connection with the redemption, repurchase, acquisition, cancellation or termination of or dividends on its capital stock;

(i)make distributions of profits to the General Partner in respect of its Equity Interests in the Borrower as permitted by the Partnership Agreement;
(j)transfer amounts (that may be subject to a clawback or other recoupment provisions) in any transfer pricing arrangement or agreement that governs the allocation of profits among the Borrower and Subsidiaries for purposes of income taxation in the countries in which they operate; or
(k)participate in the Equity Participation Subsidiary Transaction.
7.06Limitation on Restricted Payments. The Borrower will not declare or make, or permit any Subsidiary to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so when a Default has occurred and is continuing (or would result therefrom), except:
(a)each Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary and to any other Person that owns an Equity Interest in such Subsidiary ratably according to such Person’s holdings of the type of Equity Interests in respect of which a Restricted Payment is being made to the Borrower or any other Subsidiary;
(b)for so long as the Borrower or any Subsidiary is a pass-through or disregarded entity for United States federal income tax purposes, the Borrower or any Subsidiary may make Tax Distributions in respect of any taxable year of the Borrower or any Subsidiary equal to the product of (i) the amount of taxable income allocated to the partners of the Borrower or any Subsidiary for such taxable year and (ii) the highest aggregate marginal U.S. Federal, state and local income tax rate applicable to any Partner of the Borrower or Subsidiary for such year as a result of owning Equity Interests in the Borrower or any Subsidiary; provided, that, no Tax Distribution shall be made to any partner in respect of any (A) amounts distributed to such partner and treated as a “guaranteed payment” under Section 707(c) of the Code or (B) any allocations of gross income to such partner pursuant to Section 6 of Exhibit B to the Partnership Agreement (or any successor provision); and the Borrower or any Subsidiary shall be permitted to make such Tax Distributions pursuant to this Section 7.06(b) on a quarterly basis (consistent with the U.S. Federal estimated tax payment calendar) based on the best estimate of a Responsible Officer of the General Partner of the amounts specified in clauses (i) and (ii) above; provided, that, if the aggregate amount of estimated Tax Distributions made in respect of any quarter(s) of the Borrower’s or any Subsidiary’s taxable year (1) is made during a period when a Default has occurred and is continuing and (2) exceeds the actual maximum amount of Tax Distributions allowable in respect of such quarter(s) as finally determined pursuant to clauses (i) and (ii), and after taking into account application of any excess distributions described below, then for so long as the Default continues, the amount of such excess shall be applied, until such excess is eliminated, to reduce any future Tax Distributions permitted under this Section 7.06(b); provided, further, that, the Borrower or any Subsidiary may make Tax Distributions to any Partner that had not previously received a portion of the Tax Distribution that resulted in such excess;
(c)make distributions of cash to Artisan Partners Asset Management Inc. or any Permitted General Partner for the purpose of funding payment by Artisan Partners Asset Management Inc. or such Permitted General Partner of its ordinary operating expenses, overhead and other ordinary course fees and expenses (including payments due under any tax receivable agreements to which Artisan Partners Asset Management Inc. or such Permitted General Partner is a party) and expenses (including, but not limited to, incentive compensation, benefits and related expenses) incurred in the ordinary course of business in connection with the employment or engagement of Persons who provide services to the Borrower, its Subsidiaries, Artisan Partners Asset Management Inc. or any Permitted General Partner and are employed by Artisan Partners Asset Management Inc. or a subsidiary of Artisan Partners Asset Management Inc.;
(d)payments of salary, bonus or taxable fringe benefits made by the Borrower or any Subsidiary to a Partner that are treated as “guaranteed payments” under Section 707(c) of the Code and are paid in connection with the provision of services to the Borrower, any Subsidiary,

Artisan Partners Asset Management Inc. or any Permitted General Partner by such Partner; provided, that, such compensation arrangements are made in the ordinary course and consistent with past practice;
(e)distributions by the Borrower or any Subsidiary to any partner in respect of Equity Interests in the Borrower or such Subsidiary issued to him or her for the primary purposes of effecting a compensation arrangement; provided, that, such compensation arrangements are made in the ordinary course and consistent with past practice;
(f)distributions by the Borrower to Artisan Partners Asset Management Inc. in an amount necessary to fund the payment of any regular quarterly dividend and one special dividend annually to public stockholders of Artisan Partners Asset Management Inc. (and related distributions required to be made concurrently to holders of other classes of Equity Interests of the Borrower or a Subsidiary) within 60 days after the date of declaration of such regular quarterly dividend or annual special dividend if no Default had occurred and was continuing on the date of such declaration or would have resulted had such distributions been made on such date of declaration; and
(g)distributions by an Equity Participation Subsidiary to any partner in respect of Equity Interests; provided, that, (i) such distributions shall be a payment (whether in cash, securities or other property) that is not made on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in such Equity Participation Subsidiary; (ii) the aggregate amount of such distributions to persons other than the Borrower or Wholly-Owned Subsidiaries of the Borrower in any fiscal quarter shall not exceed an amount equal to 30% of Consolidated EBITDA for such quarter; and (iii) such distributions shall be made in respect of Equity Interests which have been awarded to persons other than the Borrower or a Wholly-Owned Subsidiary in accordance with the approval by Artisan Partners Asset Management Inc.’s compensation committee or board.
7.07Limitation on Amendments.
(a)The Borrower will not agree to or permit any amendment, modification, suspension or waiver of any provision of the Partnership Agreement, which, in any such case, would reasonably be expected to adversely affect the Lenders in any material respect (it being understood that any such amendment, modification, suspension or waiver shall be deemed not to be adverse to the Lenders in any material respect if the Required Lenders have not, by written notice to the Administrative Agent, objected thereto within ten (10) Business Days of the posting of such amendment, modification, suspension or waiver in substantially final form for the Lenders).
(b)The Borrower will not agree to or permit any amendment, modification, suspension or waiver of the terms and conditions of the Series F Notes that has the effect of accelerating the maturity, in whole or part, of the Series F Notes, or subjecting the Series F Notes to any mandatory redemption, prepayment or repurchase requirements or any requirements to make a mandatory offer to prepay or repurchase the Series F Notes (excluding a mandatory offer to redeem, prepay or repurchase upon (i) a “Change in Control” (as defined in the Unsecured Notes Documents), (ii) certain asset sales, and (iii) the Proposed Put Prepayment Date (as defined in the Unsecured Notes Documents), in each case, as set forth in the Unsecured Notes Documents as of the Closing Date), in each case, that could be effective prior to the date that is 91 days after fifth anniversary of the Closing Date.
7.08Limitation on Investments in Subsidiaries. The Borrower will not, and will not permit any Subsidiary to make any Investment in any Subsidiary that is not a Guarantor, except:
(a)Investments in Subsidiaries that become Guarantors concurrently with the making of such Investment;

(b)Investments in any Subsidiary that is not and does not become a Guarantor at the time of such Investment; provided, that, Investments made on or after the Closing Date in reliance on this Section 7.08(b) shall not exceed the sum of (i) $25,000,000, plus (ii) an amount equal to 30% of the cumulative Consolidated EBITDA for the period (treated as one accounting period) from January 1, 2024 through the last day of the most recent financial statements delivered to the Lenders pursuant to Section 6.04(a) or 6.04(b), as applicable. Notwithstanding the limitation in the preceding sentence, the Borrower may make Investments in any Subsidiary that is not and does not become a Guarantor at the time of such Investment to the extent necessary to comply with regulatory capital requirements applicable to any such Subsidiaries, provided, that, the Borrower gives notice of Investments proposed to be made pursuant to this sentence to the Administrative Agent at least five (5) days (or such shorter period agreed by the Administrative Agent in its sole discretion) prior to making any such Investment and the Administrative Agent does not object to the Investment in good faith and in writing on the grounds that the Investment is not necessary to comply with the regulatory capital requirements cited by the Borrower;
(c)seed investments in, and enter into cost sharing or fee waiver arrangements with, any entity or account for the purpose of establishing or maintaining a fund or developing or maintaining an investment strategy in order to establish or maintain a performance record for such fund or investment strategy; provided, that, (i) the Borrower or a Subsidiary serves as investment adviser for such investment strategy, fund or account, or as general partner, sponsor, distributor, promoter, managing member or other similar role of such strategy, fund or account, and (ii) such investment, cost sharing arrangement or fee waiver is made in furtherance of the operations conducted by the Borrower and the Subsidiaries in accordance with Section 6.01(a); and
(d)any Equity Participation Subsidiary Transaction.
7.09Financial Covenants.
(a)Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be greater than 3.00:1.00; provided, that, at the Borrower’s election, after the consummation of a Qualified Acquisition, for each of the four (4) fiscal quarters of the Borrower immediately following such Qualified Acquisition (including the fiscal quarter in which such Qualified Acquisition was consummated) (such period of increase, a “Leverage Increase Period”), the maximum permitted Consolidated Leverage Ratio shall be increased to 3.50:1.00; provided, further, that, (i) the Borrower may terminate any Leverage Increase Period early, at any time, in its sole discretion, (ii) for at least two (2) fiscal quarters of the Borrower immediately following the expiration of each Leverage Increase Period, the Consolidated Leverage Ratio as of the end of such fiscal quarter shall not be greater than 3.00:1.00 prior to giving effect to another Leverage Increase Period, and (iii) there shall be no more than two (2) Leverage Increase Periods during the term of this Agreement.
(b)Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio, as of the last day of any fiscal quarter of the Borrower for the period of four (4) fiscal quarters ending on such date, to be less than 4.00:1.00.
Article VIII

EVENTS OF DEFAULT AND REMEDIES
8.01Events of Default. Any of the following shall constitute an event of default (each, an “Event of Default”):
(a)Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit when and as required to be deposited herein, any funds as Cash Collateral in respect of L/

C Obligations or (ii) pay within three (3) Business Days after the same becomes due, any interest on any Loan or any L/C Obligations, any fee due hereunder or under any other Loan Document, or any other amount payable hereunder or under any other Loan Document; or
(b)Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement, applicable to it, contained in any of Section 6.01 (with respect to the Borrower’s existence), Article VII, or Article X; or
(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or 8.01(b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) notice of such breach from the Administrative Agent or the Required Lenders to the Borrower or (ii) any Responsible Officer of any Loan Party having actual knowledge of such breach; or
(d)Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or misleading in any material respect (other than any representation, warranty, certification or statement of fact that is qualified by materiality, in which case, in any respect) when made or deemed made; or
(e)Cross-Default. (i) The Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after the lapse of any applicable grace period, the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided, that, this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (B) any prepayment or repayment of the Unsecured Notes with Asset Sale Proceeds; provided, that, the amount of such prepayment or repayment is less than or equal to the Asset Sale Proceeds, minus any amount required to permanently reduce the Commitments in accordance with Section 2.06(b), and (C) the “AUM put rights” (as described in the Unsecured Notes Documents) of the holders of any Unsecured Notes or any prepayment or repayment of any Unsecured Notes pursuant to the exercise of such put rights by the holders of Unsecured Notes unless and until holders of Unsecured Notes representing an aggregate outstanding principal amount of at least $100,000,000 have exercised their rights in respect thereof; or
(f)Insolvency Proceedings, Etc. (i) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (A) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case referred to in clauses (i) or (ii), such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or (ii) the Borrower or any Subsidiary shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f)(i), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any

Subsidiary or for a substantial part of its assets, (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) make a general assignment for the benefit of creditors or (F) take any action for the purpose of effecting any of the foregoing; or
(g)Inability to Pay Debts. The Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due; or
(h)Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (net of insurance proceeds payable in respect thereto; provided, that, the applicable insurance carriers have been notified of such judgment and are not disputing liability with respect to the netted amount) shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment; or
(i)ERISA. An ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or
(j)Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or
(k)Change of Control. There occurs any Change in Control.
8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders, and the L/C Issuer all rights and remedies available to it, the Lenders, and the L/C Issuer under the Loan Documents;
provided, that, upon the occurrence of an event described in Section 8.01(f), the obligation of each Lender to make Loans and any obligations of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case, without further act of the Administrative Agent, any Lender, or the L/C Issuer.

8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized, in each case, as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.15, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations arising under the Loan Documents constituting fees, indemnities and other amounts (other than principal, interest, and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Disbursements, and other Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Disbursements, and Obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks, and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to the Fifth clause above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Article IX

ADMINISTRATIVE AGENT
9.01Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders, and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.
9.02Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03Exculpatory Provisions. None of the Administrative Agent or the Arrangers, as applicable, shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or the Arrangers, as applicable:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its reasonable opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender, or the L/C Issuer; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided, that, in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a

successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). Upon the appointment by the Borrower of a successor L/C Issuer hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), and subject to such successor L/C Issuer’s consent to act in such role, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor any Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or any Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or any Arranger to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or any Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or the L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or the L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or the L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers or syndication listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender, or the L/C Issuer hereunder.
9.09Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer, and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10Guaranty Matters. Without limiting the provisions of Section 9.09, each Lender (including in its capacity as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person (a) ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (b) is otherwise no longer required to be a Guarantor as a result of a transaction permitted pursuant to this Agreement or any other Loan Document. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
9.11Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements, except to the extent expressly provided herein and unless the Administrative Agent has received a written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or the applicable Hedge Bank, as the case may be; provided, that, notwithstanding the foregoing, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements in the case of a Facility Termination Date.
9.12Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments, and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (i) Section 9.12(a)(i) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with Section 9.12(a)(iv), such Lender further (A) represents and warrants, as of the date such Person became a Lender party hereto, to, and (B) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.13Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Lender Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Lender Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Lender Party promptly upon determining that any payment made to such Lender Party comprised, in whole or in part, a Rescindable Amount.
Article X

CONTINUING GUARANTY
10.01Guaranty. Each Guarantor hereby absolutely and unconditionally, jointly and severally guarantees, as primary obligor and as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations (for each Guarantor, subject to the proviso in this sentence, its “Guaranteed Obligations”); provided, that, (a) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor and (b) the liability of each Guarantor individually with respect to this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any applicable state law. Without limiting the generality of the foregoing, the Guaranteed Obligations shall include any such indebtedness, obligations, and liabilities, or portion thereof, which may be or hereafter become unenforceable or compromised or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any debtor under any Debtor Relief Laws. The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the Guarantors, or any of them, under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
10.02Rights of Lenders. Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
10.03Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of the Borrower or any other Loan Party; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower or any other Loan Party; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by Applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.
10.04Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
10.05Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until the Facility Termination Date. If any amounts are paid to a Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.
10.06Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until the Facility Termination Date. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or a Guarantor is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this Section 10.06 shall survive termination of this Guaranty.
10.07Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against a Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor, jointly and severally, immediately upon demand by the Guaranteed Parties.
10.08Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that none of the Guaranteed Parties has any duty, and such Guarantor is not relying on the Guaranteed Parties at any time, to disclose to it any information relating to the business, operations or financial condition of the Borrower or any other guarantor (each Guarantor waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).
10.09Appointment of Borrower. Each of the Guarantors hereby appoints the Borrower to act as its agent for all purposes of this Agreement, the other Loan Documents and all other documents and electronic platforms entered into in connection herewith and agrees that (a) the Borrower may execute such documents and provide such authorizations on behalf of such Guarantor as the Borrower deems appropriate in its sole discretion and each Guarantor shall be obligated by all of the terms of any such document and/or authorization executed on its behalf, (b) any notice or communication delivered by the Administrative Agent, the L/C Issuer, or a Lender to the Borrower shall be deemed delivered to each Guarantor, and (c) the Administrative Agent, the L/C Issuer, or the Lenders may accept, and be permitted to rely on, any document, authorization, instrument or agreement executed by the Borrower on behalf of each of the Guarantors.
10.10Rights of Contribution. The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law.
10.11Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.11 shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.11 to constitute, and this Section 10.11 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
Article XI

MISCELLANEOUS
11.01Amendments, Etc. Except as otherwise provided herein or in any other Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower and/or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that, no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);
(b)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Disbursement, or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, that, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or Letter of Credit or to reduce any fee payable hereunder;
(d)change Section 2.13 or Section 8.03 or any other provision hereof in a manner that would have the effect of altering the ratable reduction of Commitments, pro rata payments or pro rata sharing of payments required hereunder without the written consent of each Lender directly affected thereby;
(e)change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (without the written consent of each Lender);
(f)release the Borrower or permit the Borrower to assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents, in each case, without the consent of each Lender;
(g)release all or substantially all of the value of the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 as of the Closing Date (in which case such release may be made by the Administrative Agent acting alone); or
(h)subordinate, or have the effect of subordinating, any Obligations in right of payment to any other Indebtedness, in each case, without the written consent of each Lender directly and adversely affected thereby (provided, that, this clause (h) shall not apply to the extent such subordination is permitted pursuant to this Agreement as in effect on the Closing Date (in which case such subordination may be made by the Administrative Agent acting alone));
provided, further, that, notwithstanding any provision herein to the contrary, (i) no amendment, waiver or consent shall, unless in writing and signed by (A) the Administrative Agent, in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or (B) the L/C Issuer, in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; (iii) no

Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (B) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (iv) this Agreement and the other Loan Documents may be amended by an Incremental Commitments Increase Agreement in accordance with Section 2.14; (v) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, the Loan Parties, and the relevant Lenders providing such additional credit facilities (A) to add one or more additional credit facilities to this Agreement, to permit the extensions of credit from time to time outstanding hereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders, and (B) to change Section 2.13 or Section 8.03 or any other provision hereof relating to the pro rata sharing of payments among the Lenders to the extent necessary to effectuate any of the amendments (or amendments and restatements) enumerated in this clause (v); (vi) as to any amendment, amendment and restatement, or other modification of this Agreement or any other Loan Document otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement, or other modification, would have no Commitment or outstanding Loans so long as such Lender receives payment in full of the principal, of and interest accrued on, each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement, or other modification becomes effective; (vii) this Agreement or any other Loan Document may be amended as set forth in Section 2.02(g) to implement Conforming Changes; (viii) this Agreement or any other Loan Document may be amended as set forth in Section 3.03, including in order to implement any Successor Rate and/or any Conforming Changes; and (ix) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.
11.02Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, any other Loan Party or the Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b), shall be effective as provided in Section 11.02(b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that, the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the L/C Issuer, or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Section 11.02(b)(i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both Sections 11.02(b)(i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s, or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet.

(d)Change of Address, Etc. Each of the Loan Parties, the Administrative Agent, and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, and the L/C Issuer. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuer, and Lenders. The Administrative Agent, the L/C Issuer, and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Committed Loan Notices, and Letter of Credit Applications) reasonably believed by the Administrative Agent to have been given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender, the L/C Issuer, or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, that, the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as the L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan

Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
11.04Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. Each Loan Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the L/C Issuer, or any Lender (including the reasonable and documented fees, charges, and disbursements of counsel for the Administrative Agent, the L/C Issuer, or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Loan Parties. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), the L/C Issuer, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including such Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the provisions of

Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under Section 11.04(a) or (b) to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the L/C Issuer in connection with such capacity. The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 11.04(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section 11.04 shall be payable not later than ten (10) Business Days after demand therefor.
(f)Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent or the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer, or any Lender, or the Administrative Agent, the L/C Issuer, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer in the preceding sentence shall survive the payment in full of the Obligations arising under the Loan Documents and the termination of this Agreement.
11.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(e) (and, subject to Section 11.06(f), any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.06(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in Section 11.06(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in Section 11.06(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 and shall be in increments of $1,000,000 in excess thereof unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 11.06(b)(i)(B) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred pursuant to Section 8.01(a), (f), or (g) and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment, if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)if any Letter of Credit is issued and outstanding in accordance with Section 2.03 as of the date of such assignment, the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of a Commitment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to any Loan Party or any of the Subsidiaries or Affiliates of any Loan Party, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this Section 11.06(b)(v)(B) or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this Section 11.06(b)(vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.06(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, or the L/C Issuer, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or any Loan Party or any of the Subsidiaries or Affiliates of any Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the L/C Issuer, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b) (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided, that, such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under Section 11.06(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Resignation as L/C Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 11.06(b), Bank of America may, upon thirty (30) days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as the L/C Issuer. In the event of any such resignation as the L/C Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer; provided, that, no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as the L/C Issuer. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Sections 2.03(e) and (f)). Upon the appointment of the successor L/C Issuer, and subject to such successor L/C Issuer’s consent to act in such role, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.07Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the L/C Issuer, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Loan Party and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder, (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, or (iii) to any actual or prospective credit insurance provider relating to the Loan Parties and their Obligations, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07, (y) becomes available to the Administrative Agent, the L/C Issuer, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from any Loan Party or violating the terms of this Section 11.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and generic information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing herein prohibits any individual from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any Person.
For purposes of this Section 11.07, “Information” means all information received from any Loan Party or any Subsidiary relating to any Loan Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the L/C Issuer, or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary, provided, that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the L/C Issuer, and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.
11.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer, or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the L/C Issuer, or its Affiliates, irrespective of whether or not such Lender, the L/C Issuer, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer, and its Affiliates under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer, or its Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided, that, the failure to give such notice shall not affect the validity of such setoff and application.
11.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
11.10Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
11.11Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
11.12Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the L/C Issuer, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
11.13Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 11.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with Applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 11.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided, that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided, further, that, any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 11.13 to the contrary, (i) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06 and (ii) any Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to the L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to the L/C Issuer) have been made with respect to such outstanding Letter of Credit.
11.14Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, THE L/C ISSUER, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE L/C ISSUER, OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 11.14(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
11.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.
11.16Subordination. Each Loan Party (a “Subordinating Loan Party”) hereby subordinates the payment of all obligations and indebtedness of any other Loan Party owing to it, whether now existing or hereafter arising, including but not limited to any obligation of any such other Loan Party to the Subordinating Loan Party as subrogee of the Guaranteed Parties or resulting from such Subordinating Loan Party’s performance under the Guaranty, to the indefeasible payment in full in cash of all Obligations. If (a) an Event of Default shall have occurred and be continuing and (b) the Guaranteed Parties so request, then any such obligation or indebtedness of any such other Loan Party to the Subordinating Loan Party shall be enforced and performance received by the Subordinating Loan Party as trustee for the Guaranteed Parties and the proceeds thereof shall be paid over to the Guaranteed Parties on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement. Notwithstanding the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to intercompany indebtedness.
11.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party, and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers, and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Arranger, and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party, or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, nor any Lender has any obligation to the Borrower, any other Loan Party, or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties, and their respective Affiliates, and neither the Administrative Agent, any Arranger, nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party, or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger, or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.18Electronic Execution; Electronic Records; Counterparts. This Agreement, any other Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of the Administrative Agent and the Lender Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.  Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each Lender Party may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the L/C Issuer is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, that, without limiting the foregoing, (a) to the extent the Administrative Agent and/or the L/C Issuer has agreed to accept such Electronic Signature, the Administrative Agent and Lender Party shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender Party without further verification and (b) upon the request of the Administrative Agent or any Lender Party, any Electronic Signature shall be promptly followed by such manually executed counterpart.
Neither the Administrative Agent nor the L/C Issuer shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s or the L/C Issuer’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent and the L/C Issuer shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Lender Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document, and/or any other Communication based solely on the lack of paper original copies of this Agreement, such other Loan Document, and/or such other Communication, and (ii) waives any claim against the Administrative Agent, each Lender Party, and each Related Party of the foregoing for any liabilities arising solely from the Administrative Agent’s and/or any Lender Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
11.19USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each other Loan Party in accordance with the PATRIOT Act. The Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
11.20ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
11.21Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or the L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or the L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and

Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or the L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
11.22Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the     laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under such U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under such U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

BORROWER:    ARTISAN PARTNERS HOLDINGS LP,
a Delaware limited partnership

By:    Artisan Partners Asset Management Inc.,
as General Partner

By: /s/ Charles J. Daley, Jr.
Name: Charles J. Daley, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

GUARANTORS:    ARTISAN PARTNERS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    Artisan Investments GP LLC, as General Partner

By: /s/ Charles J. Daley, Jr.
Name: Charles J. Daley, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

GRANDVIEW PROPERTY PARTNERS, LLC,
a Delaware limited liability company

By: /s/ Charles J. Daley, Jr.
Name: Charles J. Daley, Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT

ADMINISTRATIVE AGENT:    BANK OF AMERICA, N.A.,
as the Administrative Agent

By: /s/ Denise Jones
Name: Denise Jones
Title: Vice President

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT

LENDERS:    BANK OF AMERICA, N.A.,
as a Lender and the L/C Issuer

By: /s/ Luke Thomas
Name: Luke Thomas
Title: Vice President

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT

CITIBANK, N.A.,
as a Lender

By: /s/ Maureen Maroney
Name: Maureen Maroney
Title: Vice President

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT

ROYAL BANK OF CANADA,
as a Lender

By: /s/ Saad Khan
Name: Saad Khan
Title: Authorized Signatory

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT

BMO BANK N.A.,
as a Lender

By: /s/ Gregory D. Steinbrenner
Name: Gregory D. Steinbrenner
Title: Director

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a Lender

By: /s/ Kenise Henry Larmond
Name: Kenise Henry Larmond
Title: Executive Director

ARTISAN PARTNERS HOLDINGS LP
CREDIT AGREEMENT